Exhibit 99.1

NEWS RELEASE
18-15-095

2901 Butterfield Road	Oak Brook, Ill. 60523	www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:  Georganne Palffy, Inland Western Retail Real Estate Trust, Inc.  (Analysts)

(630) 368-2358 or georganne.palffy@inland-western.com

Matt Tramel, Inland Communications, Inc. (Media)

(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.
ANNOUNCES CLOSING OF
$625 MILLION TEN YEAR NON-RECOURSE DEBT FINANCING

Oak Brook, Ill.  December 1, 2009 — Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced that the company has obtained a new secured loan from JPMorgan Chase Bank, N.A.  The $625 million, non-recourse ten-year loan is secured by a portfolio of 55 retail properties in a joint venture owned by Inland Western and principals of The Inland Real Estate Group, Inc.

“The closing of this non-recourse secured debt financing is a significant accomplishment, as we have now addressed virtually all of our 2009 maturing debt and a substantial portion of our debt maturing in 2010,” commented Steven Grimes, chief executive officer of Inland Western.

In 2009, Inland Western has refinanced, paid down and extinguished debt totaling $1.3 billion; has reached agreements or is in negotiations to extend $401 million; and reduced the overall leverage on its balance sheet by approximately $490 million.  Inland Western has cash and available credit of approximately $223 million as of the close of this transaction.

“We have continued to demonstrate steady progress in addressing our maturing debt and reducing our overall leverage,” added Mr. Grimes.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of September 30, 2009, the portfolio under management totaled in excess of 49 million square feet, consisting of 299 wholly owned properties and 2 consolidated joint venture properties.  The company also has interests in 12 unconsolidated properties and 14 properties in 7 development joint ventures.  For further information, please see the company website at www.inlandwestern.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E.